CORNETT EMPLOYMENT AGREEMENT


          This Employment Agreement ("Agreement") is made and entered into by and between AMERICAN CAPITOL INSURANCE COMPANY ("Employer"), a Texas life insurance company, and JOHN D. CORNETT ("Employee"), an individual resident of Houston, Harris County, Texas.

          1. Employment. Employer hereby employs Employee to perform the duties and render the services hereinafter set forth and Employee hereby accepts said employment and agrees to perform and render said duties and services faithfully and diligently, all upon the terms and conditions and for the term hereinafter set forth.

          2. Duties. During the term of this Agreement, Employee will, during customary working hours, devote his full time and attention and give his best efforts and skill exclusively to the business, progress, success, profit, advantage, benefit and interests of Employer and its parent, subsidiary and/or affiliated corporations in the capacity of President, Chief Operating Officer and a director of Employer, and shall diligently perform such tasks and services as from time to time may be assigned to him by the Board of Directors of the Employer or the Executive Committee of such Board, or as may be specified in the Bylaws of Employer, or other reasonable duties all of which duties, tasks, and/or services shall be such as are usually considered to be within the scope of the position for which he is employed or to which he may be assigned.

          3. Term. The term of Employee's employment under this Agreement is three years and six months, commencing April 1, 1997, and ending
     September 30, 2000, subject, however, to termination upon the occurrence of any of the events specified in Section 8, 9 or 10 of this Agreement.

          4. Compensation. As compensation for all services to be rendered by Employee in any capacity hereunder, including services as a director or officer of any parent, subsidiary, or affiliate of Employer as may be properly designated or requested by Employer, Employer shall pay to Employee a salary in equal semimonthly installments at an annual rate of one hundred twenty thousand dollars ($120,000.00) per year.

          5. Expenses. In addition to his base salary as provided in paragraph 4, Employee shall be reimbursed for any and all reasonable costs and expenses incurred by Employee in performance of his services and duties as specified in this Agreement, including, but not limited to, business expenses incurred in connection with travel and entertainment if, and only if, such expenses are of a type deductible, in whole or in part, by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended, and are otherwise within the travel and entertainment expense guidelines published, from time to time, by Employer for its executive officers and employees.

          6. Employee Benefit Plans and Practices. During the term of this Agreement, Employee shall have the right to participate in each of Employer's benefit plans available to employees of Employer on terms commensurate with Employee's position and compensation level, and consistent with the terms of such plans. Employee shall also be entitled to reasonable vacations, holidays and sick leave, as provided to other officers of Employer and commensurate with his position and length of service with Employer.

          7. Other Benefits. The compensation and other benefits agreed to be paid to Employee by Employer in this Agreement shall not operate in any manner as a limitation of any type upon or as a direction, express or implied, against the exercise by the Board of Directors of Employer, of its power, authority and discretion to grant bonuses or other additional direct or indirect benefits or compensation to or on behalf of Employee if, in the business judgment of such Board, such action is in the best interest of Employer.

          8.   Employee's Disability or Death.
          (a) (1) In the event Employee shall, during the term of this Agreement, become physically or mentally disabled (as hereinafter defined), and if such disability may be reasonably expected to continue for thirty (30) days or more, or in fact does continue for such period, two-thirds of the semi-monthly salary payment provided in Section 4 hereof shall be paid to him so long as he shall remain disabled during the balance of the term of this Agreement.
               (2) For federal income tax purposes, all payments provided for in this section, to the extent that they do not represent disability benefits provided under an insurance policy premiums for which are paid by Employee, are intended to be taxable to Employee and deductible by the Employer.
               (3) Upon the return to full-time employment by the Employee with the Employer within one hundred eighty (180) days from the date of inception of disability, the Employee shall receive his full compensation commencing with the first calendar month following his resumption of full-time employment. If the period of disability continues beyond one hundred eighty (180) days after the inception of disability and Employee is, in the opinion of Employer's Medical Director, after consultation with Employee's personal physician, unable to resume full-time employment with the Employer, the Employer may, by notice in writing, terminate this Agreement and the disability benefits specified in (1) above shall be paid through the end of the term of this Agreement.
               (4) For purposes of this paragraph 13, "full-time employment" shall mean the amount of time and attention which is commensurate and necessary to perform the functions an duties which Employee was performing at the inception of disability.
               (5) "Disability" shall mean the inability, either mental or physical, to perform the necessary functions of the Employee's position of employment with the Employer, by reason of the illness or incapacity of Employee. Employee shall be deemed to be disabled for the purpose of this Agreement if Employer's Medical Director, after consultation with a licensed physician or physicians of Employee's choice, shall determine that Employee, whether by reason of accident, illness or mental or physical infirmity, is permanently no longer able to carry on with adequate vigor and competence the duties assigned him under this Agreement. Such determination shall be binding on Employer and Employee.
          (b) Employer and Employee understand and agree that Employer carries group disability insurance on behalf of Employee, premiums for which are shared by Employer and Employee. As long as Employer maintains such insurance coverage on behalf of Employee during the term of this Agreement, Employee agrees to pay his share of the costs thereof at the same proportional rate at which he is presently paying for such coverage. All salary payments by Employer to Employee under this Section 8 shall be reduced by the amount of any disability payments made to Employee during the same period of disability and by reason of such disability from any Employer plan then in effect and providing disability benefits. Notwithstanding anything in this Section 8 to the contrary, any determination of the disability of the Employee shall be made by the carrier providing such disability insurance under the Employer plan then in effect, and consistent with the definition of disability set forth in the insurance policy funding such plan, and such determination will be binding on Employer and Employee.
          (c) In the event that Employee shall die during the term of this Agreement, the Agreement shall terminate as of the last day of the calendar month during which his death shall occur, and Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs, and no further payments hereunder will be due to the estate or heirs of Employee.

          9. Termination Without Cause. This Agreement may be terminated without cause by Employer or Employee as follows:
               9.1 By Employer. Without cause, Employer may terminate this Agreement at any time upon sixty (60) days written notice to Employee. If the date of such termination is prior to October 1, 1999, Employee shall receive a severance allowance equal to the base salary specified in paragraph 4 of this Agreement, which shall be paid to him in equal semi-monthly installments for a period of eighteen (18) months following such termination. If the date of such termination by Employer occurs during the term of this Agreement but on or after October 1, 1999, Employer shall be obligated to continue to pay Employee his base salary specified in paragraph 4 of this Agreement for the number of months remaining between the date of such termination and the end of the term of this Agreement, or a minimum of six (6) months, whichever is greater. Notwithstanding the foregoing, if during such severance allowance period, Employee shall become employed or otherwise receives any earnings (other than investment income), Employee shall notify Employer of the same, and Employer shall reduce the sums otherwise due Employee pursuant to this Section 9.1 by the amount of such earnings. Beginning not later than 30 days following such termination, Employee shall use reasonable efforts to become gainfully employed or to be gainfully occupied so as to mitigate Employer's obligation to Employee as set forth in this Section 9.1, provided, however, Employee shall be under no obligation to seek out or accept any employment or gainful occupation that is not commensurate with his experience or profession. Any payments made by Employer to Employee under this
          Section 9.1 shall be in lieu of any accrued vacation or other benefits otherwise due Employee.
               9.2 By Employee. Without cause, Employee may terminate this Agreement upon thirty (30) days' written notice to Employer, at any time on and after April 1, 2000. In such event, Employee shall continue to render his services at the option of Employer up to the effective date of termination and if such services are continued, he shall be paid his regular compensation up to the date of his termination, but no severance allowance shall be paid to him. Upon the payment of regular compensation up to the effective date of his termination (and payment for accrued, but unused vacation, if any), all obligations of Employer to Employee hereunder shall be satisfied.

          10. Termination for Cause. The Employer may terminate this Agreement at any time for cause upon giving the Employee written notice of such termination at least thirty (30) days prior to the date on which such termination shall take effect. As used herein, "cause" shall mean any of the following events:
               (a) The Employee's conviction of, or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or
               (b) Willful misconduct or a substantial neglect of duties which in the judgment of the Employer's Board of Directors may adversely affect the Employer; or
               (c) Upon the Employee's failure to perform substantially all of the services reasonably required of him pursuant to this Agreement for any reason, other than Employee's sickness, disability, or absence for vacation or personal or family emergency circumstances.
          If the Employer terminates this Agreement pursuant to the provisions of this Section, all salary and benefits due the Employee pursuant to this Agreement shall be paid to Employee to the date of termination, and upon such payment all obligations of Employer to Employee hereunder shall be satisfied.

          11. Disclosure of Information. Employee recognizes and acknowledges that he will have access to certain confidential information and data of the Employer and of corporations affiliated with Employer, and that such information and data constitutes valuable, special and unique property of the Employer. The Employee will not, during or after the term of this Agreement, without the prior approval of the Board of Directors of Employer, voluntarily disclose any such confidential information or data to any person or firm, corporation, association or other entity, or use such confidential information or data for any reason or purpose, otherwise than for the benefit of Employer. As used herein, "confidential information and data" means information disclosed to Employee or known by Employee as a consequence of or through his employment by the Employer, not generally known in the life and health insurance industry in which the Employer is engaged, about the products, processes, systems and services of Employer and its affiliated corporations, including, but not necessarily limited to, computer programs and software, identities of and information concerning companies or blocks of business that may be available for acquisition, lists of policyholders and reinsurers, copies of insurance policies and reinsurance agreements, information contained in accounting or actuarial studies or reports performed by or at the request of Employer and its affiliated corporations, and internal documents relating to company policies, procedures, methods or positions. Upon termination of his employment with the Company, all documents, records, notebooks, and similar collections or compilations of such confidential information or data, including all copies thereof, then in Employee's possession or in the possession of third parties under the control of Employee, whether prepared by him or others, will be delivered to the Employer by Employee. The obligations of this Section shall not apply to confidential information and data that:
     (i) at the time of Employee's employment by Employer was in the public domain; (ii) is or becomes generally available in the public domain other than pursuant to a breach by Employee of his obligations under this Section; or (iii) Employee can show was acquired, or is acquired after the date of this Agreement, from a third party and such third party did not obtain such confidential information and data from any Employee of Employer subject to or in violation of obligations similar to those set forth in this Section.

          12. Other Employment. During the term of this Agreement, Employee shall not, without the prior written approval of Employer, seek out, engage in, negotiate for or accept any employment, commercial activity or enterprise or gainful occupation with any other employer, person or entity. Employee shall promptly report to Employer in writing any offer of employment or proposal that Employee enter into negotiations leading to an offer of employment received by Employee from any other party. Notwithstanding anything to the contrary herein contained, at any time on or after April 1, 2000, Employee may seek out, negotiate for and accept employment or gainful occupation with any other employer, person or entity. If Employee accepts such alternate employment or gainful occupation he shall provide to Employer not less than one month advance written notice specifying the date on which his employment with Employer shall terminate, and at the end of such time, all obligations of Employer to Employee or Employee to Employer hereunder shall terminate. During such period beginning on or after April 1, 2000, while making reasonable efforts to continue to perform his responsibilities for Employer, Employee may devote such time in the office or outside of the office of Employer, during or after regular office hours, as may reasonably be appropriate to pursue alternate employment or gainful occupation, and for such purpose he may make reasonable use of Employer's facilities and secretarial assistance.

          13. Other Permissible Activities. Notwithstanding any provision herein contained, Employee shall not be prohibited from engaging in non-profit, charitable or community activities, investing or trading in stocks or bonds or other forms of passive investment for Employee's account or family account, so long as such activities do not substantially interfere with Employee's performance hereunder.

          14. Purchase of Cornett Stock. Contemporaneously with the execution of this Agreement, and in consideration of Employee's entry into this Agreement with Employer, Employer and Employee agree to execute and enter into a certain "Cornett Stock Purchase Agreement," in the form attached to this Agreement as Exhibit A and made a part hereof, which shall survive any termination of this Agreement as provided therein and be separately enforceable by Employee in accordance with its terms.

          15.  Miscellaneous.
               15.1 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be delivered three business days after deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

          If to Employer:     American Capitol Insurance Company
                              10555 Richmond Avenue
                              Houston, Texas  77042
                              Attention:  William F. Guest

          If to Employee:     John D. Cornett
                              10922 Burgoyne
                              Houston, Texas 77042

          Notice given in any other manner shall be effective when received by the addressee. The address for notice may be changed by notice given in accordance with this provision.
               15.2 Amendments. This Agreement and any attachments incorporated by reference constitute the entire agreement between the parties and may not be amended, supplemented, waived, or terminated except by written instrument executed by the parties.
               15.3 Waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a waiver of any subsequent breach of such provision.
               15.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successor and assigns. Notwithstanding anything herein to the contrary, this Agreement is not assignable by Employee.
               15.5 Governing Law. The validity, construction, and enforcement of this Agreement shall be governed by the laws of the State of Texas. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.
               15.6 Severability. If any provision of this Agreement is declared unenforceable by a court of last resort, such declaration shall not effect the validity of any other provisions of this Agreement.
               15.7 Construction. The headings contained in this Agreement are for reference purposes only and shall not affect this Agreement in any manner whatsoever. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.
               15.8 Time for Performance. If the time for performance of any obligation set forth in this Agreement falls on a Saturday, Sunday, or legal holiday, compliance with such obligation on the next business day following such Saturday, Sunday or legal holiday shall be deemed acceptable.
               15.9 Counterparts. This Agreement may be executed in multiple and/or separate counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.
               15.10 Expenses. Employer shall pay legal fees incurred by Employee in connection with the preparation of this Agreement.
               15.11 Authorization. The making and performance by Employer of this Agreement have been duly authorized by all necessary corporate actions of Employer, and the undersigned representative of Employer is fully empowered and authorized to execute this Agreement on its behalf.
          This Agreement is executed to be effective as of April 1, 1997.

                                   EMPLOYER:

                                   AMERICAN CAPITOL INSURANCE COMPANY


                                   By:/s/William F. Guest
                                   -------------------------------
                                        William F. Guest, Chairman


                                   EMPLOYEE:


                                   /s/John D. Cornett
                                   -------------------------------
                                   John D. Cornett